SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ------------------

                                    FORM 8-B

                        FOR REGISTRATION OF SECURITIES OF
                            CERTAIN SUCCESSOR ISSUERS
                  FILED PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                ------------------


                               CTG RESOURCES, INC.
               (Exact Name of Registrant as Specified in Charter)


                  Connecticut                           06-1466463
         (State or other Jurisdiction                  (IRS Employer
       of incorporation or organization)            Identification No.)


            100 Columbus Boulevard
         Hartford, Connecticut 06103                       06103
   (Address of principal executive offices)              (Zip Code)


                                ------------------


   Securities to be registered pursuant to Section 12(b) of the Act:


                Title of each class          Name of each exchange on which
                  to be registered           each class is to be registered
                 -------------------         ------------------------------
          Common Stock, without par value       New York Stock Exchange

   Securities to be registered pursuant to Section 12(g) of the Act:  None

   The Commission is respectfully requested to send copies of all notices, orders and communications to:

                 James P. Bolduc                   Dwight A. Johnson
              Connecticut Natural Gas               Murtha, Cullina,
                    Corporation                    Richter and Pinney
              100 Columbus Boulevard         CityPlace I, 185 Asylum Street
           Hartford, Connecticut 06103        Hartford, Connecticut 06103



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT



   Item 1.   General Information

        (a) CTG Resources, Inc. ("CTG") was organized as a corporation under the laws of the State of Connecticut on October 31, 1996.

        (b)  CTG's fiscal year ends on September 30.



   Item 2.   Transaction of Succession

        (a) CTG's predecessor is Connecticut Natural Gas Corporation, a Connecticut corporation ("CNG"), which had, prior to the transaction described below, common stock $3.125 par value ("CNG Common Stock"), registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

        (b) Pursuant to an Agreement and Plan of Exchange, dated as of December 20, 1996 (the "Exchange Agreement"), by and between CTG and CNG, each outstanding share of CNG Common Stock was exchanged for one share of the common stock, without par value, of CTG (the "CTG Common Stock"). Such transaction is hereinafter referred to as the "Exchange." The Exchange became effective as of the close of business on March 31, 1997 (the "Effective Time"). The Exchange took place pursuant to the provisions of Sections 33-815 through 33-821 of the Connecticut Business Corporations Act (the "CBCA") and the Exchange Agreement, following the approval thereof by the Boards of Directors and shareholders of CNG and CTG.

        As a result of the Exchange, (i) CTG has issued and outstanding 10,634,496 shares of CTG Common Stock, which are owned by the holders of shares of CNG Common Stock outstanding immediately prior to the Effective Time, (ii) CTG is the sole holder of all of the outstanding shares of CNG Common Stock, and (iii) CTG has become a holding company with CNG as a subsidiary thereof.



   Item 3.   Securities to be Registered

        With respect to the CTG Common Stock registered hereby:


        Number of Shares Presently Authorized by
        Amended and Restated Certificate of Incorporation............20,000,000

        Number of Shares Presently Issued............................10,634,496

        Number of Shares Presently Issued Which Are
        Held by or for the Account of the Registrant..........................0

   Item 4.   Description of Registrant's Securities to be Registered.

        Incorporated by reference is the information contained under the headings "THE EXCHANGE -- CTG Capital Stock," "THE EXCHANGE -- Comparative Shareholders' Rights," and "EXHIBIT B -- Proposed Form of Amended and Restated Certificate of Incorporation of CTG" contained in the Prospectus/Proxy Statement, dated January 6, 1997, comprising a part of CTG's Registration Statement on Form S-4, as amended (File No. 333-16297).



   Item 5.   Financial Statements and Exhibits.

        (a) As provided in Instruction (a) of the Instructions to Financial Statements for Form 8-B, no financial statements are required to be filed herewith because (i) CTG is a newly formed company and has no material assets (other than the CNG Common Stock) or liabilities or operating history, and (ii) the consolidated capital structure and balance sheet of CTG immediately after the consummation of the Exchange is substantially the same as that of CNG immediately prior to the consummation of the Exchange.

        (b)  Exhibits

             1.1 The Agreement and Plan of Exchange, dated as of December 20, 1996, by and between CTG and CNG (previously filed and hereby incorporated by reference to Exhibit A to the Prospectus/Proxy Statement comprising a part of CTG's Registration Statement on Form S-4, as amended (File No. 333-16297)).

             2.1 Prospectus/Proxy Statement, dated January 6, 1997 (previously filed and hereby incorporated by reference to the Prospectus/Proxy Statement comprising a part of CTG's Registration Statement on Form S-4, as amended (File No. 333-16297)).

             3.1 Form of Amended and Restated Certificate of Incorporation of CTG (previously filed and hereby incorporated by reference to Exhibit B to the Prospectus/Proxy Statement comprising a part of CTG's Registration Statement on Form S-4, as amended (File No. 333-16297)).

             3.2 Bylaws of CTG (previously filed and hereby incorporated by reference to Exhibit 3.3 to the registrant's Registration Statement on Form S-4, as amended (File No. 333-16297)).

             3.3 Indenture of Mortgage and Deed of Trust between The Hartford Gas Company and The First National Bank of Hartford, Trustee dated February 1, 1947 (previously filed and hereby incorporated by reference to Exhibit No. 2.2 to CNG's Registration Statement on Form S-7 filed with the Commission on December 8, 1970 (Commission File No. 2-38993)).

             3.4 Supplemental indentures 1-9 (previously filed and hereby incorporated by reference to Exhibit No. 2.2 to CNG's Registration Statement on Form S-7 filed with the Commission on December 8, 1970 (Commission File No. 2-38993)).




             3.5 Tenth Supplemental Indenture (previously filed and incorporated by reference to Exhibit No. 2.3 to CNG's Registration Statement on Form S-7 filed with the Commission on March 3, 1972 (Commission File No. 2-43286)).

             3.6 Eleventh Supplemental Indenture (previously filed and incorporated by reference to Exhibit No. V to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1974, filed with the Commission in March, 1975 (Commission File No. 1-7727)).

             3.7 Twelfth Supplemental Indenture (previously filed and hereby incorporated by reference to Exhibit No. 4(h) to CNG's Registration Statement on Form S-7 filed with the Commission on December 23, 1981 (Commission File No. 2-75457)).

             3.8 Thirteenth Supplemental Indenture (previously filed and hereby incorporated by reference to Exhibit No. 4 to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1982, filed with the Commission in August, 1982 (Commission File No. 1-7727)).

             3.9 Fourteenth Supplemental Indenture (previously filed and hereby incorporated by reference to Exhibit No. 4(iii) to CNG's Current Report on Form 8-K, dated August 28, 1986, filed with the Commission in September, 1986 (Commission File No. 1-7727)).

             3.10 Fifteenth Supplemental Indenture (previously filed and hereby incorporated by reference to Exhibit No. 4(iii) to CNG's Current Report on Form 8-K, dated December 8, 1987, filed with the Commission in December, 1987 (Commission File No. 1-7727)).

             3.11 Sixteenth Supplemental Indenture (previously filed and hereby incorporated by reference to Exhibit No. 4(ii)(h) to CNG's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, filed with the Commission in November, 1989 (Commission File No. 1-7727)).

             3.12 Underground storage service agreement (rate schedule SS-1)
                  between CNG and PYEC (previously filed and hereby incorporated by reference to Exhibit No. 10(vii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1981, filed with the Commission on March 30, 1982 (Commission File No. 1-7727)).

             3.13 Agreement dated November 1, 1980 between CNG and Robert H.
                  Willis (previously filed and hereby incorporated by reference to Exhibit No. 10(j) to CNG's Registration Statement on Form S-7 filed with the Commission on December 23, 1981 (Commission File No. 2-75457)).

             3.14 Loan Agreement and Amendments thereto between The Hartford
                  Steam Company and Connecticut National Bank (previously filed and hereby incorporated by reference to Exhibit No. 10(xxii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, filed with the Commission on March 31, 1987 (Commission File No. 1-7727)).

             3.15 Canadian gas transportation contract (rate schedule CGT-NE)
                  between CNG and Tennessee, dated December 1, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxiii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, filed with the Commission on March 29, 1988 (Commission File No. 1-7727)).

             3.16 Gas purchase contract between CNG and TransCanada Pipelines
                  Limited, dated September 14, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxiv) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, filed with the Commission on March 29, 1988 (Commission File No. 1-7727)).

             3.17 Gas sales agreement between CNG and Boundary Gas, Inc., dated
                  September 14, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxv) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, filed with the Commission on March 29, 1988 (Commission File No. 1-7727)).

             3.18 Steam Supply Agreement between The Hartford Steam Company and
                  Independent Energy Operations, Inc., dated December 3, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxv) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, filed with the Commission on March 28, 1990 (Commission File No. 1-7727)).

             3.19 Partial Release of Mortgage agreement, dated March 1, 1989, to the Open-End Mortgage and Security Agreement between The Hartford Steam Company and The Connecticut National Bank, dated March 1, 1983 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, filed with the Commission on March 31, 1987 (Commission File No. 1-7727)).

             3.20 Fourth Amendment, dated August 15, 1989, to the open End
                  Mortgage and Security Agreement between The Hartford Steam Company and The Connecticut National Bank, dated March 1, 1983 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, filed with the Commission on March 31, 1987 (Commission File No. 1-7727)).

             3.21 Open-End Mortgage and Security Agreement between Energy
                  Networks, Inc. and The Connecticut National Bank, dated March 1, 1989 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxviii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, filed with the Commission on March 28, 1990 (Commission File No. 1-7727)).

             3.22 Collateral Assignment of Lease and Rentals, dated March 1,
                  1989, to the Open-End Mortgage and Security Agreement between Energy Networks, Inc. and The Connecticut National Bank, dated March 1, 1989 (previously filed and incorporated by reference to Exhibit 10(xxix) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, filed with the Commission on March 28, 1990 (Commission File No. 1-7727)).

             3.23 Amended and Restated Loan Agreement between The Hartford
                  Steam Company and The Connecticut National Bank, dated March 31, 1983 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxx) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, filed with the Commission on March 28, 1990 (Commission File No. 1-7727)).

             3.24 Precedent Agreement to First Amendment, dated September 14,
                  1988, to the Gas Sales Agreement between CNG and Boundary Gas, Inc., dated September 14, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxv) to CNG' s Annual Report on Form 10-K for the fiscal year ended December 31, 1987, filed with the Commission on March 29, 1988 (Commission File No. 1-7727)).

             3.25 First Amendment, dated January 1, 1990, to the Gas Sales
                  Agreement between CNG and Boundary Gas, Inc., dated September 14, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxv) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, filed with the Commission on March 29, 1988 (Commission File No. 1-7727)).

             3.26 Sixth Amendment, dated September 30, 1991, to the Loan
                  Agreement between The Hartford Steam Company and The Connecticut National Bank, dated March 1, 1983 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxii) to CNG's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, filed with the Commission on March 31, 1987 (Commission File No. 1-7727)).

             3.27 Medium Term Notes, Series A, Placement Agency Agreement among
                  Connecticut Natural Gas Corporation, PaineWebber Incorporated and Smith Barney, Harris Upham & Co. Incorporated, dated November 1, 1991 (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxix) to CNG's Transition Report on Form 10-K for the period October 1, 1990 to September 30, 1991, filed with the Commission on December 23, 1991, (Commission File No. 1-7727)).




             3.28 Issuing and Paying Agency Agreement between The Connecticut
                  National Bank and Connecticut Natural Gas Corporation, for the Medium Term Notes, Series A, dated November 1, 1991 (previously filed and hereby incorporated by reference to Exhibit No. 10(xl) to CNG's Transition Report on Form 10-K for the period October 1, 1990 to September 30, 1991, filed with the Commission on December 23, 1991, (Commission File No. 1-7727)).

             3.29 Connecticut Natural Gas Corporation Executive Restricted
                  Stock Plan (previously filed and hereby incorporated by reference to Exhibit A to CNG's definitive proxy statement dated March 26, 1991, filed with the Commission on March 26, 1991 (Commission File No. 1-7727)).

             3.30 Gas Transportation Contract for Firm Reserved Service, dated
                  February 7, 1991, between CNG and the Iroquois Gas Transmission System, L.P. (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.31 Gas Sales Agreement No. 1, dated February 7, 1991, between
                  CNG and Alberta Northeast Gas Limited (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No- 1-7727)).

             3.32 Gas Sales Agreement No. 2, dated February 7, 1991, between
                  CNG and Alberta Northeast Gas Limited (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.33 Gas Sales Agreement (ProGas), dated February 7, 1991, between
                  CNG and Alberta Northeast Gas Limited (previously filed and hereby incorporated by reference to Exhibit No. 10(xl) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.34 Gas Sales Agreement (ATCOR), dated February 7, 1991, between
                  CNG and Alberta Northeast Limited (previously filed and hereby incorporated by reference to Exhibit No. 10(xli) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.35 Gas Sales Agreement (AEC), dated February 7, 1991, between
                  CNG and Alberta Northeast Gas Limited (previously filed and hereby incorporated by reference to Exhibit No. 10(xlii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.36 Gas Transportation Contract for Firm Reserved Service, dated
                  October 20, 1992, between CNG and the Iroquois Gas Transmission System, L.P. (previously filed and hereby incorporated by reference to Exhibit No. 10(xlvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 23, 1992, (Commission File No. 1-7727)).

             3.37 Revolving Credit Agreement, dated March 30, 1993, between CNG and The First National Bank of Boston (previously filed and hereby incorporated by reference to Exhibit No. 10(xlviii) to CNG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993, filed with the Commission on May 3, 1993 (Commission File No. 1-7727)).

             3.38 Secured Note Purchase Agreement, dated July 15, 1993, between the CNG Realty Corp. and the Aid Association for Lutherans (previously filed and hereby incorporated by reference to Exhibit No. 10(xlix) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, filed with the Commission on August 3, 1993 (Commission File No. 1-7727)).

             3.39 Capital Contribution Support Agreement, dated April 15, 1993, among Connecticut Natural Gas Corporation, ENI Transmission Company and Bank of Montreal (previously filed and hereby incorporated by reference to Exhibit No. 10(l) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, filed with the Commission on August 3, 1993 (Commission File No. 1-7727)).

             3.40 Steam and Chilled Water Supply Agreement, dated May 28, 1986, between Capitol District Energy Center Cogeneration Associates and Energy Networks, Incorporated (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.41 Service Agreement #89102 (Rate Schedule AFT-1), dated June 1,
                  1993, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xxxviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.42 Service Agreement #93205 (Rate Schedule AFT-1), dated June 1,
                  1993, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xl) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.43 Service Agreement #93404 (Rate Schedule AFT-1), dated June 1,
                  1993, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xlii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.44 Service Agreement #.6426, dated June 1, 1993, between CNG and
                  Transcontinental Gas Pipe Line Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xlv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.45 Service Agreement #800380 (Rate Schedule CDS), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xlvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.46 Service Agreement #800341 (Rate Schedule FT-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xlvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.47 Service Agreement #800294 (Rate Schedule FT-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xlviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.48 Service Agreement #800295 (Rate Schedule FT-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xlix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.49 Service Agreement #400148 (Rate Schedule SS-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(l) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727).

             3.50 Service Agreement #400149 (Rate Schedule SS-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(li) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.51 Service Agreement #400150 (Rate Schedule SS-1), dated June 1,
                  1993, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(lii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.52 Service Agreement (Rate Schedule FTNN), dated October 1,
                  1993, between CNG and CNG Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(liii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.53 Service Agreement (Rate Schedule GSS), dated November 1,
                  1993, between CNG and CNG Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(liv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission December 28, 1993 (Commission File No. 1-7727)).

             3.54 Amended and Restated CNG Officers' Retirement Plan, dated
                  June 28, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(liii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.55 The Connecticut Natural Gas Corporation Officers' Retirement
                  Plan Trust Agreement, dated January 9, 1989 (previously filed and hereby incorporated by reference to Exhibit No. 10(liv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.56 First Amendment to the Connecticut Natural Gas Corporation
                  Officers' Retirement Plan and Deferred Compensation Plan Trust Agreement, dated August 5, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.57 The Connecticut Natural Gas Corporation Deferred Compensation
                  Plan, as amended, dated January 1, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.58 First Amendment to the Connecticut Natural Gas Corporation
                  Deferred Compensation Plan, dated December 2, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.59 Second Amendment to the Connecticut Natural Gas Corporation
                  Deferred Compensation Plan, dated June 28, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.60 Agreement and Declaration of Trust, Connecticut Natural Gas
                  Corporation Employee Benefit Trust, dated December 28, 1987 (previously filed and hereby incorporated by reference to Exhibit No. 10(lix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.61 First Amendment to Agreement and Declaration of Trust,
                  Connecticut Natural Gas Corporation Employee Benefit Trust, Dated December 2, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lx) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.62 Agreement and Declaration of Trust, Connecticut Natural Gas
                  Corporation Union Employee Benefit Trust, dated December 2, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.63 CNG Annual Incentive Plan, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.64 Settlement Agreement and Release of All Claims by and between
                  Connecticut Natural Gas Corporation and Donato P. Lauria, dated November 29, 1993 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxiii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.65 Letter of Credit and Reimbursement Agreement by and between
                  Energy Networks, Inc. and The Bank of Nova Scotia, dated October 14, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxiv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).




             3.66 Second Amended and Restated Loan Agreement by and between The
                  Hartford Steam Company and Shawmut Bank Connecticut, N.A., dated October 28, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.67 Medium Term Notes, Series B, Placement Agency Agreement among
                  Connecticut Natural Gas Corporation, Smith Barney Inc., and A.G. Edwards & Sons, Inc., dated June 14, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.68 Issuing and Paying Agency Agreement between Shawmut Bank
                  Connecticut, National Association, and Connecticut Natural Gas Corporation, for Medium Term Notes, Series B, dated June 14, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-
                  7727)).

             3.69 Service Agreement (EFT Service), dated July 31, 1993, between
                  CNG and National Fuel Gas Supply Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(lxviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.70 Gas Storage Contract, dated February 16, 1990, between CNG and ENDEVCO Industrial Gas Sales Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission December 27, 1994 (Commission File No. 1-7727)).

             3.71 Commercial Revolving Credit Agreement by and between Fleet
                  Bank, National Association, and Energy Networks, Inc., dated December 21, 1994 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxx) to CNG's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, filed with the Commission January 31, 1995 (Commission File No. 1-7727)).

             3.72 Service Agreement #86006 (Rate Schedule AFT-1), dated
                  September 1, 1994, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxi) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission August 2, 1995 (Commission File No. 1-7727)).

             3.73 Service Agreement #93005 (Rate Schedule AFT-1), dated
                  September 1, 1994, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxii) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission August 2, 1995 (Commission File No. 1-7727)).

             3.74 Service Agreement #9B103 (Rate Schedule AFT-1), dated
                  September 1, 1994, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxiii) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission August 2, 1995 (Commission File No. 1-7727)).

             3.75 Service Agreement #9W005 (Rate Schedule AFT-1), dated
                  September 1, 1994, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxiv) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission August 2, 1995 (Commission File No. 1-7727)).

             3.76 KBC Energy Services Partnership Agreement, dated June 19,
                  1995, By and Among Bay State Energy Enterprises, Inc., ENI Gas Services, Inc., and Koch Energy Alliance Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxv) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission August 2, 1995 (Commission File No. 1-7727)).

             3.77 Gas Storage Agreement No. 1626 (Rate Schedule FS), dated
                  September 1, 1993, by and between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.78 Gas Transportation Agreement No. 2498 (Rate Schedule FT-A),
                  dated September 1, 1993, by and between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxx) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.79 Gas Transportation Agreement No. 3900 (Rate Schedule FT-A),
                  dated October 1, 1993, by and between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.80 Gas Transportation Agreement No. 3901 (Rate Schedule FT-A),
                  dated October 1, 1993, by and between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.81 Gas Transportation Agreement No. 2075 (Rate Schedule FT-A),
                  dated September 1, 1993, by and between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxiii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.82 Second Amendment to Connecticut Natural Gas Corporation
                  Employee Savings Plan, dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.83 Second Amendment to Connecticut Natural Gas Corporation
                  Union Employee Savings Plan, dated January 24, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.84 Third Amendment to Connecticut Natural Gas Corporation Union
                  Employee Savings Plan, dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No 10(lxxviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.85 Amendment to Connecticut Natural Gas Corporation Officers'
                  Retirement Plan, dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.86 Third Amendment to Connecticut Natural Gas Corporation
                  Deferred Compensation Plan, dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxx) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.87 Third Amendment to The Connecticut Natural Gas Corporation
                  Officers' Retirement Plan and Deferred Compensation Plan Trust Agreement, dated September 12, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.88 Second Amendment to Restricted Stock Agreement (Under the
                  Connecticut Natural Gas Corporation Executive Restricted Stock plan), dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.89 Third Amendment to Restricted Stock Agreement (Under the
                  Connecticut Natural Gas Corporation Executive Restricted Stock plan), dated June 27, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxiii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.90 Amended and Restated CNG Nonemployee Directors' Fee Plan,
                  dated September 29, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxiv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.91 CNG Nonemployee Directors' Fee Plan Trust Agreement, by and
                  between CNG and Fleet Bank, N.A., dated September 28, 1995 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.92 HSC Termination Agreement, dated August 1, 1995, among The
                  Hartford Steam Company, Connecticut Natural Gas Corporation, Energy Networks, Inc., and Hartford Cogeneration Limited Partnership (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission December 18, 1995 (Commission File No. 1-7727)).

             3.93 Irrevocable Standby Letter of Credit by and between Energy
                  Networks, Inc. and The Bank of Nova Scotia, dated March 20, 1996 (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxvii) to CNG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission May 1, 1996 (Commission File No. 1-7727)).

             3.94 Gas Transportation Agreement (FT-A Rate Schedule, Service
                  Package No. 86) dated September 1, 1993, between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxviii) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

             3.95 Gas Transportation Agreement (FT-A Rate Schedule, Service
                  Package No. 1625) dated September 1, 1993, between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(lxxxix) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

             3.96 Gas Transportation Agreement (FT-A Rate Schedule, Service
                  Package No. 2655) dated September 1, 1993, between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xc) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

             3.97 Gas Storage Contract (Rate Schedule FS, Service Package No.
                  1626) dated December 1, 1994, between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xciii) to CNG's Quarterly Report on Form 1O-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

             3.98 Amendment No.1-A to Gas Storage Contract (Rate Schedule FS,
                  Service Package No. 1626) dated July 1, 1995 between CNG and Tennessee Gas Pipeline Company (previously filed and hereby incorporated by reference to Exhibit No. 10(xciv) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

             3.99 Service Agreement (#N01719, FST Service) dated March 28, 1996 between CNG and National Fuel Gas Supply Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xcv) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

           3.100 Amendment No. 1 to Service Agreement (#N01719, FST Service) dated April 1, 1996, between CNG and National Fuel Gas Supply Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xcvi) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

           3.101 Service Agreement (#O01718, FSS Service) dated March 28, 1996 between CNG and National Fuel Gas Supply Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xcvii) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

           3.102 Amendment No. 1 to Service Agreement (#O01718, FSS Service) dated April 1, 1996, between CNG and National Fuel Gas Supply Corporation (previously filed and hereby incorporated by reference to Exhibit No. 10(xcviii) to CNG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission July 29, 1996 (Commission File No. 1-7727)).

           3.103 First Amendment to Agreement and Declaration of Trust, Connecticut Natural Gas Corporation Union Employee Benefit Trust, dated January 24, 1995, between CNG and Fleet Bank, N.A. (previously filed and hereby incorporated by reference to Exhibit 10(xcii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.104 CNG Nonemployee Directors' Fee Plan, dated October 1, 1996 (previously filed and hereby incorporated by reference to Exhibit 10(xciii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.105 First Amendment to CNG Nonemployee Directors' Fee Plan Trust Agreement, dated October 1, 1996, between CNG and Putnam Fiduciary Trust Company (previously filed and hereby incorporated by reference to Exhibit 10(xciv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.106 Second Amendment to CNG Nonemployee Directors' Fee Plan Trust Agreement, dated October 1, 1996, between CNG and Putnam Fiduciary Trust Company (previously filed and hereby incorporated by reference to Exhibit 10(xcv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.107 Third Amendment to Connecticut Natural Gas Corporation Employee Savings Plan, dated October 31, 1995 (previously filed and hereby incorporated by reference to Exhibit 10(xcvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.108 Fourth Amendment to Connecticut Natural Gas Corporation Employee Savings Plan, dated December 19, 1995 (previously filed and hereby incorporated by reference to Exhibit 10(xcvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).




           3.109 Fifth Amendment to Connecticut Natural Gas Corporation Employee Savings Plan, dated February 27, 1996 (previously filed and hereby incorporated by reference to Exhibit 10(xcviii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.110 Fourth Amendment to Connecticut Natural Gas Corporation Union Employee Savings Plan, dated October 31, 1995 (previously filed and hereby incorporated by reference to Exhibit 10(xcvix) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.111 Fifth Amendment to Connecticut Natural Gas Corporation Union Employee Savings Plan, dated December 19, 1995 (previously filed and hereby incorporated by reference to Exhibit 10(c) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.112 Sixth Amendment to Connecticut Natural Gas Corporation Union Employee Savings Plan, dated February 27, 1996 (previously filed and hereby incorporated by reference to Exhibit 10(ci) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.113 Settlement Agreement and Release of All Claims between Connecticut Natural Gas Corporation and Harry Kraiza, Jr., dated September 25, 1996 (previously filed and hereby incorporated by reference to Exhibit 10(cii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.114 Service Agreement (#93305, Rate Schedule AFT-1), dated June 1, 1993, between CNG and Algonquin Gas Transmission Company (previously filed and hereby incorporated by reference to Exhibit 10(ciii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.115 Service Agreement (#400507, Rate Schedule FSS-1), dated November 15, 1996, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit 10(civ) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.116 Service Agreement (#412008, Rate Schedule SS-1), dated November 15, 1996, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit 10(cv) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.117 Service Agreement (#800423, Rate Schedule CDS), dated November 15, 1996, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit 10(cvi) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.118 Service Agreement (#800424, Rate Schedule CDS) , dated November 15, 1996, between CNG and Texas Eastern Transmission Corporation (previously filed and hereby incorporated by reference to Exhibit 10(cvii) to CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission December 19, 1996 (Commission File No. 1.7727)).

           3.119 Form of First Amendment to the CNG Nonemployee Directors' Fee Plan.*

           3.120 Form of Third Amendment to the CNG Nonemployee Directors' Trust Agreement.*

           3.121 Form of Sixth Amendment to the Connecticut Natural Gas Corporation Employee Savings Plan.*

           3.122 Form of Seventh Amendment to the Connecticut Natural Gas Corporation Union Employee Savings Plan.*

           3.123 Form of First Amendment to the Connecticut Natural Gas Corporation Employee Savings Plan Trust Agreement.*

           3.124 Form of First Amendment to the Connecticut Natural Gas Corporation Union Employee Savings Plan Trust Agreement.*

           3.125 Form of Fourth Amendment to the Connecticut Natural Gas Corporation Deferred Compensation Plan.*

           3.126 Form of Fourth Amendment to the Connecticut Natural Gas Corporation Officers' Retirement Plan and Deferred Compensation Plan Trust Agreement.*

           3.127 Form of Second Amendment to the Agreement and Declaration of Trust - Connecticut Natural Gas Corporation Employee Benefit Trust.*

           3.128 Form of First Amendment to the Connecticut Natural Gas Corporation Executive Restricted Stock Plan.*

           3.129 Form of Fourth Amendment to the Connecticut Natual Gas Corporation Pension Plan.*

           3.130 Form of Fifth Amendment to the Connecticut Natural Gas Corporation Retirement Plan.*

           3.131 Form of Fifth Amendment to the Connecticut Natural Gas Corporation Pension Plan.*

           3.132 Form of Amendment to the Connecticut Natural Gas Corporation Officers' Retirement Plan.*

           3.133  Subsidiaries of the Registrant.*


        *  Filed herewith.



                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              CTG Resources Inc.
                                              (Registrant)

   Date:  April 1, 1997                    By:/s/ Victor H. Frauenhofer
                                              ---------------------------------
                                              Victor H. Frauenhofer
                                              Chairman and Chief Executive
                                              Officer